Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

VOLT INFORMATION SCIENCES, INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

The undersigned, Rajiv Sardana, being the Chief Executive Officer of Volt Information Sciences, Inc., hereby certifies:

1. The name of the corporation is Volt Information Sciences, Inc. (the “Corporation”). The name under which it was originally formed is Volt Technical Corp.

2. The Certificate of Incorporation was filed in the Office of the Department of State of New York on March 6, 1957.

3. The Certificate of Incorporation as amended is hereby restated as authorized by Section 807 of the Business Corporation Law. To accomplish the restatement, the Certificate of Incorporation (as restated below) will be changed as follows:

a.

Article “SECOND” (relating to the purposes of the Corporation) of the Certificate of Incorporation will be replaced in its entirety and a new Article “SECOND” is substituted in lieu thereof to modify the purpose of the Corporation pursuant to authority of the Business Corporation Law;

b.

Article “THIRD” (relating to the amount of stated capital) of the Certificate of Incorporation will be replaced in its entirety and a new Article “THIRD” is substituted in lieu thereof to reflect the reduction of the stated capital of the Corporation from $12,500,000 to $10 arising from (A) the decrease in the Corporation’s previously authorized 120,000,000 shares of common stock having a par value $.10 per share, to 1,000 shares of common stock having no par value (of which 1,000 shares are issued for which the entire consideration received therefor was $10) and (B) the decrease in the Corporation’s previously authorized 500,000 shares of Preferred Stock having a par value of $1.00 per share.

c.

Article “FOURTH” (relating to the aggregate number of shares which the Corporation is authorized to issue, the par value thereof, the classes into which the shares are divided, and the dividend rights of such classes; the authority of the board of directors to issue the preferred shares in series and provide for the relative voting, dividend, liquidation and other rights, preferences and limitations of such series) of the Certificate of Incorporation will be replaced in their entirety and a new Article “FOURTH” is substituted in lieu thereof, which (A) decreases the Corporation’s previously authorized 120,000,000 shares of common stock having a par value of $.10 per share (of which 1,000 shares were issued) to 1,000 shares of common stock having no par value (of which 1,000 shares are issued), with the decrease resulting in all previously authorized (including issued and unissued) shares of common stock above 1,000 being cancelled and (B) cancels the previously authorized 500,000 shares of preferred stock having par value $1.00 share (of which no shares were issued).

d.	Article “FIFTH” (relating to preemptive rights of the shareholders) of the Certificate of Incorporation is deleted in its entirety;

e.

Article “SIXTH” (relating to the office of the Corporation) of the Certificate of Incorporation will be replaced in its entirety and a new Article “FIFTH” is substituted in lieu thereof to re-number the paragraphs;

f.

Article “SEVENTH” (relating to the address for service of process on the Corporation and the registered agent of the Corporation) of the Certificate of Incorporation will be replaced in their entirety and a new Article “SIXTH” is substitute in lieu thereof to change (A) the post-office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon it and (B) name and address of the registered agent of the Corporation.

g.

Articles “EIGHTH” (relating to the regulation and conduct of the affairs of the Corporation), “NINTH” (relating to the numbers and classes of the board of directors of the Corporation and “TENTH” (relating to liability of directors) of the Certificate of Incorporation are deleted in their entirety;

4. The text of the Certificate of Incorporation is hereby restated, as amended and changed in Section 3 above, in its entirety to read as set forth in full as follows:

FIRST: The name of the corporation is: Volt Information Sciences, Inc.

SECOND: The purposes for which it is formed are:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD: The amount of the capital stock is $10.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000 without par value.

FIFTH: The office of the corporation is to be located in the County of New York, State of New York.

SIXTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o Corporation Service Company, 80 State Street, Albany, New York 12207. The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, are Corporation Service Company, 80 State Street, Albany, New York 12207.

5. The amendments to and restatement of the Certificate of Incorporation as set forth herein were authorized by (a) the unanimous written consent of the board of directors of the Corporation pursuant Section 708(b) of the Business Corporation Law and (b) the written consent of the sole shareholder of the corporation pursuant to Section 615(a) of the Business Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on the 25th of April 2022.

VOLT INFORMATION SCIENCES, INC.
By:	/s/ Rajiv Sardana
Name: Rajiv Sardana
Title: Chief Executive Officer

RESTATED CERTIFICATE OF INCORPORATION

OF

VOLT INFORMATION SCIENCES, INC.

Under Section 807 of the Business Corporation Law

Department of State Identification Number: 163928

Filer’s Name and Mailing Address:

Lisa Dunning Name

Kilpatrick Townsend & Stockton LLP Company, if Applicable

1100 Peachtree Street, NE, Suite 2800 Mailing Address

Atlanta, GA 30309 City, State, and Zip Code